Marta Stewart
Assistant Vice President - Corporate Accounting
Norfolk Southern Corporation
Special Securities Analyst Meeting
Brosnan Forest, S.C.
February 28, 2003

Good morning.

It's my pleasure to be with you.

Today I would like to provide an overview of a difficult and sometimes confusing subject - pension accounting.

I will present a summary of the key elements of pension accounting, walk through Norfolk Southern's pension disclosures and then conclude by trying to answer any questions you may have.

In 1956, Accounting Research Bulletin 47 was issued which provided a general framework for accounting for pension costs. The guidelines were rather simplistic and allowed for divergence in recording and reporting of pensions.

In 1966 in a further attempt to align accounting disclosures, Accounting Principles Board Opinion 8 was issued. This Opinion established the principle that pension expense exists independently of how a company funds the plan but generally accepted the existing accounting practices.

In 1974 ERISA was passed which gave pension obligations a legal status. In addition, this was at a time of relatively high inflation and high interest rates. These factors led to an increased focus on both pension funding and pension liabilities.

As a result, the FASB put pensions on its agenda and in 1985 issued Statement of Financial Accounting Standards No. 87. Amongst other things, Statement 87 required that pension liabilities move from the footnotes to the balance sheet, provided far more rigid rules for the calculation of expense and expanded disclosure requirements.

Statement 87 has three fundamental concepts:

  Delayed recognition;
  Net cost; and
  Offsetting.

Delayed recognition is the smoothing concept that provides for changes in the pension obligation and the pension assets to be recognized not as they occur, but over time in a systematic and gradual pattern.

The net cost concept requires companies to reflect all the pieces related to the pension plan as one net number. Therefore, the compensation cost of benefits promised, the interest cost of the deferred payment of the benefits and the gains or losses on plan assets are shown as a single net amount in the income statement.

The third concept, offsetting, allows for the values of assets contributed to the plan and the pension liability to be shown net in the balance sheet.

In order to apply these concepts towards the calculation of pension cost and benefit obligations, certain assumptions must be made about the projected benefits to be paid to an employee after retirement.

For example, in order to estimate the pension obligation you have to make assumptions with regard to what the person will be earning in the future, when the person is going to retire, their life expectancy as well as many other variables. Statement 87 requires that each actuarial assumption on its own represent the best estimate of the future outcome.

Here are the major assumptions as included in our pension footnote.

The return on plan assets reflects the long-term expectation for investment returns. This is the item that has been getting so much attention recently due to the decline in the equity markets. As you are aware, we adjusted our expected rate of return from 10% to 9% last year. In determining the rate, together with our actuaries, we looked at our actual returns over various time periods as well as at our investment portfolio mix.

The discount rate is the second major assumption and reflects the year-end estimate of the interest rate at which the company's pension obligation could be settled. It is based on Aaa and Aa corporate bond yields and was 6.75% at year-end 2002.

The assumed rate of future salary increases for pension cost was 5% in 2002, which was the same it had been for four years. For 2003, based on an analysis of historical salary increases, this rate will change to 4.5%.

This slide gives you an idea of some of the other assumptions that have an impact on the calculations. These include:

  Employee turnover;
  Retirement age;
  Mortality of employees;
  Mortality of their spouses;
  Survivor benefit option they will choose;
  Married versus unmarried percentage; and
  Average age of spouses.

I won't go into the details of each of these as they are somewhat stable and, therefore, have less of an effect on the year-to-year pension cost change, but I would be happy to talk about any of these assumptions during the question period.

I am going to use the disclosures in our footnotes on the next couple of slides to walk through the elements that make up pension cost.

The first component is service cost, which is the portion of the future pension benefit that employees earned this year. It is calculated using expected future salary levels and the assumed discount rate.

The second component is interest cost which is comparable to the interest expense that accrues due to the passage of time on any monetary liability. It is calculated using the benefit obligation at the beginning of the year multiplied by the discount rate.

The first two components relate specifically to the current year. The remaining components are where delayed recognition comes into play.

The expected return on plan assets is calculated by taking the market-related value of the assets and multiplying by the expected rate of return. Earnings on plan assets increase assets in the plan and reduce the amount of contributions required by the employer - thereby reducing pension expense.

Prior service cost is the retroactive effect for service prior to plan inception and plan amendments. This cost is amortized over the average future service years of plan participants.

The net actuarial gain is the amortization of the cumulative differences between what was expected and the actual results. In order to calculate this the actuary takes all items where the actual results differed from what was expected. These differences are gathered in a pool of "actuarial gains and losses."

Here is where it gets a little complicated. You take the pool of actuarial gains and losses. You then see what portion of this pool exceeds 10% of the greater of (1) the benefit obligation, or (2) the fair value of plan assets. To the extent the pool exceeds the 10% threshold, you amortize this into pension expense over the remaining service life of the plan participants. It should be noted that under this approach no portion of a gain or loss is recognized in the period in which it occurs.

The total of these elements is the net pension benefit or expense.

Now we will turn to the balance sheet. This slide shows the balance of the pension obligation.

The obligation as of the beginning of the year was $1.3 billion. This liability increases for the $17 million service cost and the $91 million interest cost that we just saw in the calculation of the pension costs. Also affecting the obligation is $54 million of actuarial losses associated with the change in discount rate and other differences with actuarial assumptions. Lastly benefits paid of $116 million reduce the benefit obligation resulting in an end of the year obligation of approximately $1.4 billion. This gives you the liability side of the pension plan.

This next slide rolls forward the asset side of the pension plan.

The fair value of the pension plan assets at the beginning of the year was $1.8 billion. The actual return on plan assets during 2002 was a $201 million loss which of course reduced the asset value. Also reducing the value were withdrawals from the plan which consisted of an $18 million 401(h) transfer to cover medical payments for retirees and $116 million of retirement benefits paid. The result is a fair value of plan assets of approximately $1.5 billion at the end of the year.

The difference between the $1.5 billion asset value and the $1.4 billion pension liability we just saw on the previous slide is the funded status of the plan. This was $99 million overfunded as of the end of the year.

The last section of this table reconciles from this overfunded status to the net pension asset that is on our balance sheet. The reconciling items are $305 million of unrecognized loss and $26 million of unrecognized prior service cost. As you will recall from our delayed recognition discussion, these reflect actual results that have occurred in the plan but have not yet been amortized into the financials.

That concludes my prepared remarks. I would be happy to answer any questions you might have.